Exhibit 10.1

THE IRON MOUNTAIN COMPANIES

SEVERANCE PLAN

Effective as of March 7, 2012

ARTICLE 1

PURPOSE

1.1          Establishment.  Iron Mountain Incorporated (the “Company”) hereby adopts effective as of March 7, 2012 and as part of The Iron Mountain Companies Welfare Plan (the “Welfare Plan”), a severance plan for the benefit of its employees eligible hereunder, which shall be known as The Iron Mountain Companies Severance Plan (the “Severance Plan” or the “Plan”).  The Severance Plan is a Contract under the Welfare Plan.  This document describes the features of the Welfare Plan that are unique to the Severance Plan.  Other features of the Severance Plan are located in the policies, documents and rules governing the Welfare Plan.

1.2          Purpose.  The purpose of the Severance Plan is to provide transition assistance in the form of severance benefits for Eligible Employees in the event of a Qualifying Termination.

1.3          Effect of Prior Severance Pay Programs, Plans or Arrangements.  The Plan supersedes and replaces any prior severance pay programs, plans and arrangements (whether written or oral) for any Participant except (unless otherwise provided in a Severance Program) any SUB Pay Plan and except to the extent embodied in an individually negotiated agreement that provides greater benefits to the Participant.  Notwithstanding the preceding sentence, the provisions of any equity compensation plan, agreement thereunder or amendment to either that provides for accelerated vesting or benefits upon a “change in control,” including without limitation a Vesting Change in Control (as defined in the Iron Mountain Incorporated 2002 Stock Incentive Plan, among others) shall remain in full force and effect.

ARTICLE 2

DEFINITIONS

Whenever used in this Plan, the following words and phrases have the meanings set forth below unless the context plainly requires a different meaning or the definition is overridden by a Severance Program, and when the defined meaning is intended, the term is capitalized.  Capitalized terms not defined below or in a Severance Program have the meanings set forth in the Welfare Plan.

2.1          “Acquirer(s)” means the person(s) or entity(ies) that acquire(s) the stock or assets of the Company in a Change in Control, and includes persons or entities (a) that directly or indirectly control such person(s) or entity(ies) and (b) that are controlled by or are under direct or indirect common control with such person(s) or entity(ies).

2.2          “Administrator” means the Executive Vice President, Human Resources, of the Company, unless otherwise provided in a particular Severance Program.

2.3          “Cause” means any of: (a) fraud, embezzlement or theft against Iron Mountain; (b) the Participant is convicted of, or pleads guilty or no contest to, a felony; (c) the Participant breaches a fiduciary duty owed to Iron Mountain; (d) the Participant materially breaches any material policy of Iron Mountain, including but not limited to the Code of Ethics and Business Conduct or the Iron Mountain Statement of Insider Trading Policy; (e) the Participant willfully fails to perform his or her material assigned duties (other than by reason of illness); or (f) the Participant commits an act of gross negligence, engages in willful misconduct or otherwise acts with willful disregard for the best interests of Iron Mountain.

2.4          “Change in Control” means the happening of any of the following:

(a)           When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (i) the Company, (ii) a subsidiary of the Company, (iii) a Company employee benefit plan, including any trustee of such plan acting as a trustee, or (iv) Participant, or a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) which includes Participant, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b)           The effective date: (i) of a merger or consolidation of the Company with any other third party, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent of the total voting power represented by the voting securities of the Company, such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation; or (ii) of the sale or disposition of the Company of all or substantially all of the Company’s assets; or

(c)           Individuals who on the Effective Date constituted the Company’s Board of Directors (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders, was approved by a vote of two-thirds of the directors then in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease to constitute a majority of the Board of Directors of the Company then in office.

2.5          “Closing Date” means the date on which the Change in Control occurs.

2.6          “Company” has the meaning set forth in Section 1.1.

2.7          “Effective Date” means March 7, 2012.

2.8          “Eligible Employee” means an individual who is a common law employee of Iron Mountain working in the United States; provided, however, that the term Employee does not include: (a) temporary or irregular employees or contractors; (b) independent contractors; (c) leased employees within the meaning of Section 414(n) of the Code; and (d) except to the extent specifically bargained for, members of a collective bargaining unit; and provided, further, that any individual described in subparagraphs (b) or (c) of this Section shall remain ineligible to participate in the Welfare Plan, notwithstanding any recharacterization of the individual as an employee for any federal, state or local law purpose.

2.9          “Employee Confidentiality and Non-Competition Agreement” means an agreement, in a form satisfactory to Iron Mountain, that restricts the Participant from using confidential information of Iron Mountain and from competing with Iron Mountain.

2.10        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.11        “Good Reason,” if applicable under a particular Severance Program, has the meaning set forth in that Program.  Before a termination for Good Reason can be considered to be a Qualifying Termination, a Participant must provide notice to the Administrator within ninety days of the existence of the Good Reason event, and Iron Mountain shall have thirty days within which to remedy the issue.

2.12        “Iron Mountain” means the Company and each Affiliated Employer.

2.13        “Participant” means, except as otherwise provided in an applicable Severance Program, an Eligible Employee who, at the time of termination, is regularly scheduled to work at least thirty hours per week, has been employed by Iron Mountain for a continuous period of at least ninety days and is covered by a Severance Program.

2.14        “Plan” or “Severance Plan” means The Iron Mountain Companies Severance Plan, as set forth herein, with any and all supplements and amendments hereto that may be in effect.

2.15        “Qualifying Termination” means (a) the termination of a Participant’s employment by Iron Mountain solely as a result of Iron Mountain’s elimination of his or her job or position or for one or more reasons that do not constitute Cause or (b) if specifically provided for in the Severance Program applicable to a Participant, the termination of a Participant’s employment by the Participant for Good Reason if the termination occurs within up to six months of the Good Reason event.

2.16        “Separation and Release Agreement” means an agreement and general release, in a form satisfactory to the Company, that releases and forever discharges the Company and its affiliates, officers, employees and directors from all claims and damages that the Participant may have in connection with or arising out of his or her employment or the termination of employment with Iron Mountain.

2.17         “Severance Benefits” means the benefits provided hereunder, as determined pursuant to Article 3.

2.18        “Severance Pay” means the portion of Severance Benefits that are generally payable in cash, as provided in a Participant’s Severance Program.

2.19        “Severance Period” means the period provided in the Participant’s Severance Program.

2.20        “Severance Program” means the program(s) listed on Exhibit A, as amended and in effect from time to time, that provide the specific benefit entitlement(s) available under this Plan to a Participant at the time of the Qualifying Termination.  The terms of each such Severance Program shall be incorporated herein and made a part hereof.  No Participant shall be entitled to Severance Benefits under more than one Severance Program and the Administrator shall have sole discretion to determine which Severance Program shall apply to a Participant.

2.21        “SUB Pay Plan” means the Iron Mountain Information Management, Inc Supplemental Unemployment Benefits Plan and Summary Plan Description for Salaried Employees and the Iron Mountain Information Management, Inc Supplemental Unemployment Benefits Plan and Summary Plan Description for Hourly Employees, each as amended and in effect from time to time.

2.22        “Successor Entity” means an entity resulting from (a) the merger, consolidation or share exchange involving an Iron Mountain entity in which it is not the surviving entity or (b) any entity succeeding to substantially all of the assets and business of an Iron Mountain entity.

2.23        “Welfare Plan” has the meaning set forth in Section 1.1.

ARTICLE 3

BENEFITS

3.1          Eligibility for Severance Benefits.

(a)           Subject to the remaining requirements of this Section 3.1, a Participant shall become entitled to Severance Benefits under this Plan in the event he or she experiences a Qualifying Termination.

(b)           For the avoidance of doubt, a Participant shall not be eligible for Severance Benefits if the Participant is terminated by Iron Mountain for Cause or if the Participant quits (unless the Participant quits for Good Reason and the Severance Program applicable to the Participant permits Severance Benefits under such circumstances).

(c)           Unless otherwise provided in the definition of Good Reason or in an applicable Program, a Participant shall not be eligible for Severance Benefits if the Participant has been offered other employment without a material diminution in the sum of base compensation plus target nonequity incentive compensation by Iron Mountain or by a Successor Entity in the same or a similar position as Participant’s position and that is at the same location or within fifty miles of the Participant’s office or primary work location as of the date he or she was notified of his or her proposed Qualifying Termination.  Further, if the Participant is able to secure another position with Iron Mountain or with a Successor Entity prior to the payment of Severance Benefits relating to what otherwise would constitute a Qualifying Termination with respect to a prior position, all unpaid Severance Benefits shall be forfeited and, if applicable, no vesting acceleration of any equity compensation shall occur.

(d)           A Participant must satisfy each of the following conditions in order to receive Severance Benefits hereunder:

(i)                                     The Participant must not have notified Iron Mountain (whether orally or in writing) of his or her intention to terminate employment with Iron Mountain for any reason (including, by way of illustration and not limitation, voluntary resignation, normal retirement or early retirement) prior to Iron Mountain’s announcement of the proposed Qualifying Termination and effective as of a date within 3 months of the proposed Qualifying Termination (other than a notice provided by a Participant in the case of a termination for Good Reason, if applicable under the Severance Program for the Participant); and

(ii)                                  The Participant must not be on an FMLA, maternity or other statutorily protected leave of absence or otherwise absent from work and not regularly performing services for Iron Mountain as of the date of the Qualifying Termination; and

(iii)                               The Participant must sign, and not revoke, if applicable, within the period specified therein, a Separation and Release Agreement, and if provided for under the applicable Severance Program, an Employee Confidentiality and Non-Competition Agreement and any other agreement(s), in each case, in a form satisfactory to the Company.

3.2          Severance Benefits.  A Participant’s Severance Benefits, including Severance Pay, will be the amount determined under the applicable Severance Program for the Participant’s position in effect as of the date of the Qualifying Termination.

3.3          Time and Manner of Payment.  Payments hereunder will be made as follows.

(a)           Payments of Severance Pay will be made in equal installments over the Severance Period (or such other period as specified in the applicable Severance Program) in accordance with Iron Mountain’s regular payroll intervals applicable to the Participant immediately prior to the Qualifying Termination.  Such payments will commence as of the first regular payroll date following the Qualifying Termination; provided, however, that no payment will be made earlier than the sixtieth day following a Qualifying Termination if the Participant is required to execute a Separation and Release Agreement; and provided, further, that any applicable revocation period will have expired before any payment.

(b)           All Severance Benefits shall be subject to applicable federal, state, local and other tax withholding as required by law.

(c)           Any payments due hereunder for Severance Pay shall be reduced by any other severance or termination payment due to a Participant, including, by way of illustration and not limitation, any amounts paid pursuant to federal, state or local government worker notification (e.g., Worker Adjustment and Retraining Notification (“WARN”) Act) or office closing requirements, any amounts paid pursuant to a SUB Pay Plan, any amounts owed a Participant pursuant to a contract with Iron Mountain and amounts paid to a Participant placed in a temporary layoff status (often referred to as a furlough), which immediately precedes the commencement of Severance Benefits hereunder.  In addition, to the extent any federal, state or local government regulation provides for payments related to accrued wages, bonuses, commissions, reimbursements, vacation pay or other benefits in an amount or manner different from Iron Mountain’s policies and programs, including this Plan, any payments hereunder for Severance Pay shall be offset by such amounts.

3.4          Rehire.  If a Participant entitled to Severance Benefits is reinstated, he or she will not be required to reimburse Iron Mountain or an Acquiror for any payments received hereunder prior to being rehired.  Any unpaid Severance Pay will be forfeited upon a Participant’s rehire by Iron Mountain or an Acquiror.

3.5          Subsequent Employment.  A Participant who receives payments hereunder for Severance Pay shall not be required to mitigate the amount of any such payments by seeking other employment or otherwise, and subject to Section 3.4 hereof, no such payment shall be offset or reduced by the amount of any compensation provided to the Participant in any subsequent employment.

3.6          Accrued Wages and Expense Reimbursements.  In addition to the Severance Benefits under this Plan, a Participant who experiences a Qualifying Termination shall be entitled to: (a) accrued wages due through the date of the Qualifying Termination in accordance with Iron Mountain’s normal payroll practices; (b) any accrued but unused vacation pay; and (c) reimbursement for any unreimbursed business expenses properly incurred by the Participant prior to the date of the Qualifying Termination in accordance with Iron Mountain’s policy (and for which the Participant has submitted any required documentation).  In addition, a Participant that is subject to a commission plan or arrangement shall receive all commissions properly earned, but not yet paid, in accordance with the terms of such plan or arrangement.  All payments shall be subject to proper tax withholding.

3.7          Settlement of Accounts.  Iron Mountain may deduct (after all applicable tax withholdings have been deducted) from payments hereunder any indebtedness, obligation or liability owed by the Participant as of his or her date of termination, as permitted under applicable law.

ARTICLE 4

MISCELLANEOUS

4.1           Employment Status.  This Severance Plan does not constitute a contract of employment or impose on Iron Mountain any obligation to retain any Eligible Employee as an employee or to change any employment policies of any Iron Mountain entity.  Upon a Qualifying Termination hereunder, an Eligible Employee will thereafter cease to be an employee for any and all purposes.

4.2          Right to Amend or Terminate.  The Company, by action of its Executive Vice President, Human Resources, reserves the right at any time and from time to time to amend or terminate this Severance Plan; provided, however, that with respect to the provisions of the Severance Plan and any Severance Program that may apply to the Executive Vice President, Human Resources, the Compensation Committee of the Board of Directors of the Company shall have such authority; and provided, further, that subsequent to any Closing Date, the Plan and each of the Severance Programs, all as in effect at the Closing Date, shall be maintained in substance and effect for at least eighteen months following any Closing Date, subject only to administrative, process or other amendments or changes that do not materially affect the rights of Eligible Employees hereunder.  In the event a Change in Control is structured as a sale of all or substantially all of the assets of the Company, the Company will negotiate for the Acquirer to assume and perform the obligations set forth in this Plan.

4.3          Plan Interpretation.  Without limiting the provisions of Articles 11 and 12 of the Welfare Plan, the determination of whether a Participant has experienced a Qualifying Termination, including, by way of illustration and not limitation, whether a termination is for Cause or Good Reason, will be made by the Administrator, in his, her or its sole and absolute discretion, and such determination will be conclusive and binding on the Participant.

4.4          Large Scale Reduction in Force.  In the event of a large scale reduction in force and except as otherwise limited by Section 4.2, the Company reserves the right, on its behalf and on behalf of all Affiliated Employers, to reduce, due to economic factors, the benefits set forth in Article 3 of the Severance Plan.

4.5          Section 409A of the Code.  It is the intention of the parties that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code.  The Administrator shall interpret and apply the Plan to that end, shall treat a series of installment payments as separate payments (as permitted under Treas. Reg. § 1.409A-2(b)(2)) and shall not give effect to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A of the Code; provided, however, that nothing herein shall require Iron Mountain to provide a Participant with any gross-up for any tax, interest or penalty that may be incurred under Section 409A of the Code or otherwise.  Any reimbursements due or expenses to be paid under any provision of this Severance Plan shall be paid not later than March 15 of the year following the year in which the expense is incurred.  In the case of any payment on termination (other than in compliance with the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Section 409A of the Code and other than any payment that is a “short-term deferral” within the meaning of Treas. Reg. § 1.409A-1(b)(4)(i)) while a Participant is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, in no event will such payment be made earlier than six months after the Participant’s “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h).  In the event that, due to Section 409A of the Code, a Participant does not receive one or more cash payments that would otherwise be due during that six month period, all such delayed payments will be made on the first day after the six-month anniversary of his or her “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h), and thereafter any remaining payments shall be made in accordance with any existing schedule.

4.6          Section 4999 of the Code.  Nothing herein shall require Iron Mountain to provide a Participant with any gross-up for any tax, interest or penalty that may be incurred under Section 4999 of the Code or otherwise with respect to any excess parachute payment.

EXHIBIT A

List of Severance Programs

Severance Program No. 1